================================================================================
                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                              ZEPPELIN ENERGY  INC.
                              ---------------------
             (Exact Name of Registrant as Specified in Its Chapter)

                  Delaware                               98-0196717
          -----------------------          -----------------------------------
          (State of Incorporation)        (I.R.S. Employer Identification No.)

                                27 Oakmont Drive
                         Rancho Mirage, California 92270
                        --------------------------------
                    (Address of Principal Executive Offices)

                          CONSULTING SERVICES CONTRACTS
                         ------------------------------
                            (Full Title of the Plan)

                             COMPUTER TRUST COMPANY
                                 50 Pike Street.
                                Seattle, WA 98101
                      --------------------------------------
                     (Name and Address of Agent for Service)

                                 (206) 622-4511
           -----------------------------------------------------------
          (Telephone Number, including Area Code of Agent for Service)


                         CALCULATION OF REGISTRATION FEE


                                                                                    Proposed
       Title of              Amount to be            Proposed Maximum                Maximum                 Amount of
   Securities to be           Registered            Offering Price Per         Aggregate Offering           Registration
    Registered (1)                (2)                    Share(3)                   Price(3)                    Fee
===========================================================================================================================
     Common Stock            870,000 Shares               $0.28                     $243,600                   $31.42
   $0.001 par value
===========================================================================================================================

    (1) This registration statement covers the common stock issueable pursuant to consulting agreements executed with Michael Foley, Lynn Wiggen and Michael Moore,.

    This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the consulting agreement by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

    Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.

                                ----------------
                                   Copies to:
                                 Warren Soloski,
                       11300 West Olympic Blvd., Suite 800
                              Los Angeles, CA 90064
                                 (310) 477-9742

                                   PROSPECTUS

                              Zeppelin Energy Inc.
                                27 Oakmont Drive
                         Rancho Mirage, California 92270

                                 (760) 328-8988

                        (870,000 SHARES OF COMMON STOCK)



         This Prospectus relates to the offer and sale by Zeppelin Energy Inc., ("ZEPE"), a Delaware corporation ("the Company") of shares of its $0.001 par value common stock (the "Common Stock) pursuant to its agreements with it's consultants where by certain individuals receive stock awards to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration there for to the Consultants 870,000 shares of the Common Stock in consideration for services rendered and/or to be rendered.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act (See General Information -- - Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol ZEPE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this Prospectus is July 15, 2004




         This Prospectus is not part of any Registration Statement, which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Zeppelin Energy Inc., 27 Oakmont Drive Rancho Mirage, California 92270 telephone (760) 328-8988.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies maybe obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

         Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item 1.           Plan Information.*


Item 2.           Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.


                                     PART II


Item 3.           Incorporation of Documents by Reference.

The following documents filed by Zeppelin Energy Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

         (1) The Company's Annual Report on Form 10-KSB, for the year ended December 31, 2003;

         (2) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company's Annual Report for the year ended December 31, 2003 with the Securities and Exchange Commission;

         (3) The description of the Company's Common Stock which is contained in the Registration Statement on Form 10-SB, as amended by Amendment No. 3 thereto dated August 22, 2000 filed under Section of the Exchange Act.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.


Item 4.           Description of Securities.

Not Applicable

Item 5.           Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.           Indemnification of Directors and Officers.

The Company's by-laws, in accordance with Delaware Corporate Law, provide that to the extent he/she is otherwise fairly and reasonably entitled thereto, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company's request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if

     (a) he acted honestly and in good faith with a view to the best interests of the Company; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Delaware Corporate Law provides that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors' duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law,(iii) for authorizing a distribution that is unlawful, or (iv) for any transaction from which the director derived an improper personal benefit. Such provision protects directors against personal liability for monetary damages for breaches of their duty of care.

The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

--------------------------------------------------------------------------------
Exhibit     Description
Number

--------------------------------------------------------------------------------
5.1 Opinion of Warren J. Soloski, APC regarding validity of securities with consent to use

--------------------------------------------------------------------------------
23.1 Consent of Tedder,James,Worden & Associates,P.A.,current independent registered certified public accounting firm of the Company
--------------------------------------------------------------------------------
23.2        Consent of Warren J. Soloski, APC (included in exhibit 5.1)
--------------------------------------------------------------------------------
24.1 Power of Attorney (included on the signature page of this registration statement)
--------------------------------------------------------------------------------
99.1        Consulting Agreement with Michael Foley
--------------------------------------------------------------------------------
99.2        Consulting Agreement with Lynn Wigen
--------------------------------------------------------------------------------
99.3        Consulting Agreement with Michael Moore
--------------------------------------------------------------------------------

Item 9.           Undertakings.

The Company hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

                  (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Zeppelin Energy Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Mirage, State of California, on this 15th day of July, 2004.

                                        ZEPPELIN ENERGY INC.



                                        By:  /S/Frank Mashburn,
                                        ------------------------------
                                        Frank Mashburn, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:/S/Frank Mashburn,                                By: /S/ Gary Campbell
---------------------------                          ---------------------------
Frank Mashburn                                       Gary Campbell
President & Director                                 CEO & Director
July 15, 2004                                         July 15, 2004


By: /S/ Kevin Wetherbee                              By: /S/ Karl Harz
---------------------------                          ---------------------------
Kevin Wetherbee                                      Karl Harz
Vice President & Director                            CFO & Director
July 15, 2004                                         July 15, 2004

                                POWER OF ATTORNEY
                                -----------------

Each person whose signature appears below constitutes and appoints Frank Mashburn, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature
---------

By:/s/Frank Mashburn,                                By: /s/ Gary Campbell
---------------------------                          ---------------------------
Frank Mashburn                                       Gary Campbell
President & Director                                 CEO & Director
July 15, 2004                                         July 15, 2004


By: /s/ Kevin Wetherbee                              By: /s/ Karl Harz
---------------------------                          ---------------------------
Kevin Wetherbee                                      Karl Harz
Vice President & Director                            CFO & Director
July 15, 2004                                         July 15, 2004